MEMORANDUM OF AGREEMENT

This Memorandum of Agreement is entered into as of the date indicated on Exhibit “A” between AIM Combination Stock & Bond Funds, AIM Counselor Series Trust, AIM Sector Funds, AIM Stock Funds and AIM Treasurer’s Series Trust (each a “Fund” and, collectively, the “Funds”), on behalf of the portfolios listed on Exhibit “A” to this Memorandum of Agreement (the “Portfolios”), and A I M Advisors, Inc. (“AIM”).

For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Funds and AIM agree as follows:

1.	Each Fund, for itself and its Portfolios, and AIM agree that until the expiration date, if any, of the commitment set forth on the attached Exhibit “A” occurs, as such Exhibit “A” is amended from time to time, AIM will not charge any administrative fee under each Portfolio’s advisory agreement in connection with securities lending activities.

2.	Neither a Fund nor AIM may remove or amend the fee waivers to a Fund’s detriment prior to requesting and receiving the approval of the Fund’s Board to remove or amend such fee waiver as described on the attached Exhibit “A”. AIM will not have any right to reimbursement of any amount so waived.

Unless a Fund, by vote of its Board of Trustees, or AIM terminates the fee waiver, or a Fund and AIM are unable to reach an agreement on the amount of the fee waiver to which the Fund and AIM desire to be bound, the fee waiver will continue indefinitely with respect to such Fund. Exhibit “A” will be amended to reflect the new date through which a Fund and AIM agree to be bound.

Nothing in this Memorandum of Agreement is intended to affect any other memorandum of agreement executed by any Fund or AIM with respect to any other fee waivers, expense reimbursements and/or expense limitations.

IN WITNESS WHEREOF, each Fund, on behalf of itself and its Portfolios listed in Exhibit “A” to this Memorandum of Agreement, and AIM have entered into this Memorandum of Agreement as of the date written above.

AIM COMBINATION STOCK & BOND FUNDS AIM COUNSELOR SERIES TRUST AIM SECTOR FUNDS AIM STOCK FUNDS AIM TREASURER’S SERIES TRUST

By:	/s/ Robert H. Graham
Title:	President

A I M ADVISORS, INC.

By:	/s/ Mark H. Williamson
Title:	President

EXHIBIT “A”

AIM COMBINATION STOCK & BOND

FUNDS

PORTFOLIO	EFFECTIVE DATE	COMMITTED UNTIL*

INVESCO Core Equity Fund	November 25 2003
INVESCO Total Return Fund	November 25, 2003

AIM COUNSELOR SERIES TRUST

PORTFOLIO	EFFECTIVE DATE	COMMITTED UNTIL*

INVESCO Advantage Health Sciences Fund	November 25, 2003
INVESCO Multi-Sector Fund	November 25, 2003

AIM SECTOR FUNDS

PORTFOLIO	EFFECTIVE DATE	COMMITTED UNTIL*

INVESCO Energy Fund	November 25, 2003
INVESCO Financial Services Fund	November 25, 2003
INVESCO Gold & Precious Metals Fund	November 25, 2003
INVESCO Health Sciences Fund	November 25, 2003
INVESCO Leisure Fund	November 25, 2003
INVESCO Technology Fund	November 25, 2003
INVESCO Utilities Fund	November 25, 2003

AIM STOCK FUNDS

PORTFOLIO	EFFECTIVE DATE	COMMITTED UNTIL*

INVESCO Dynamics Fund	November 25, 2003
INVESCO Mid-Cap Growth Fund	November 25, 2003
INVESCO S&P 500 Index Fund	November 25, 2003
INVESCO Small Company Growth Fund	November 25, 2003

AIM TREASURER’S SERIES TRUST

PORTFOLIO	EFFECTIVE DATE	COMMITTED UNTIL*

INVESCO Treasurer’s Money Market Reserve Fund	November 25, 2003
INVESCO Treasurer’s Tax-Exempt Reserve Fund	November 25, 2003
INVESCO U.S. Government Money Fund	November 25, 2003
INVESCO Stable Value Fund	November 25, 2003

*	Committed until the Fund or AIM requests and receives the approval of the Fund’s Board to remove or amend such fee waiver. Such commitments are evergreen until amended and apply to each Portfolio.